Exhibit 99(b)

OXFORD HEALTH PLANS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of June 30, 2003 and December 31, 2002

(In thousands, except share data)

Assets

	(Unaudited) June 30, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$453,205	$321,627
Investments-available-for-sale, at market value	1,192,115	1,102,664
Premiums receivable, net	35,768	29,803
Other receivables	37,843	43,919
Prepaid expenses and other current assets	96,621	10,214
Deferred income taxes	37,991	111,652

Total current assets	1,853,543	1,619,879
Property and equipment, net	34,539	34,445
Deferred income taxes	8,086	9,173
Restricted cash and investments	59,467	56,421
Goodwill and other intangible assets, net	24,214	24,691
Other noncurrent assets	12,126	8,907

Total assets	$1,991,975	$1,753,516

Liabilities and Shareholders' Equity

Current liabilities:
Medical costs payable	$696,573	$618,618
Current portion of long term debt	4,000	30,625
Trade accounts payable and accrued expenses	132,642	135,124
Reserve for litigation settlement	—	161,300
Unearned revenue	145,277	201,045
Income taxes payable	—	2,418
Current portion of long-term debt and capital lease obligations	5,607	5,470

Total current liabilities	984,099	1,154,600
Obligations under capital lease	2,910	5,749
Long-term debt	396,000	96,250
Shareholders' equity:
Preferred stock, $.01 par value, authorized 2,000,000 shares	—	—
Common stock, $.01 par value, authorized 400,000,000 shares; issued 105,762,983 shares in 2003 and 105,075,889 shares in 2002	1,058	1,051
Additional paid-in capital	724,991	709,258
Retained earnings	582,531	437,130
Accumulated other comprehensive income	22,521	25,038
Treasury stock, at cost	(722,135)	675,560

Total shareholders' equity	608,966	496,917

Total liabilities and shareholders' equity	$1,991,975	$1,753,516

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